Exhibit 99.1

Preformed Line Products Announces Financial Results For The Quarter Ended March 31, 2017

MAYFIELD VILLAGE, Ohio, May 5, 2017 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for its first quarter ended March 31, 2017.

Net sales for the first quarter of 2017 were $84.6 million, an increase of 7%, compared to $78.7 million in the first quarter of 2016.

The Company posted net income for the first quarter of 2017 of $1.5 million, or $.30 per share, compared to $2.7 million, or $.51 per share, in the first quarter of 2016.

Currency translation rates had a favorable impact on 2017 first quarter net sales of $1.3 million, and an immaterial effect on net income. Additionally, gains on foreign currency transactions had a favorable impact of $.2 million on pre-tax income for the first quarter of 2017, compared to a $1.0 million favorable impact for the same period in 2016.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "Despite intense competitive pricing pressure, sales increased seven percent. Gross profit increased less than two percent due to sales mix and the impact of inflation on input costs. Additionally, we had lower foreign currency transaction gains in 2017 compared to 2016, which negatively affected net income year over year. We are cautiously optimistic that investing in infrastructure will increase during 2017. Our technology and unique access to our markets provide superior value to our customers."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates two domestic manufacturing centers located in Rogers, Arkansas, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, Colombia, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products and the mix of products sold, the Company's ability to continue to develop proprietary technology and maintain high quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, the Company's ability to strengthen and retain relationships with the Company's customers and expanding geographically, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2016 Annual Report on Form 10-K filed with the SEC on March 10, 2017 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED INCOME
(UNAUDITED)

(In thousands, except per share data)	Three Months Ended March 31
	2017	2016

Net sales	$ 84,569	$ 78,682
Cost of products sold	59,904	54,393
GROSS PROFIT	24,665	24,289

Costs and expenses
Selling	8,284	7,631
General and administrative	10,329	10,086
Research and engineering	3,690	3,738
Other operating expense (income) - net	104	(853)
	22,407	20,602

OPERATING INCOME	2,258	3,687

Other income (expense)
Interest income	104	75
Interest expense	(299)	(158)
Other income - net	55	52
	(140)	(31)

INCOME BEFORE INCOME TAXES	2,118	3,656

Income taxes	600	998

NET INCOME	$ 1,518	$ 2,658

BASIC EARNINGS PER SHARE
Net Income	$ 0.30	$ 0.51

DILUTED EARNINGS PER SHARE
Net Income	$ 0.30	$ 0.51

Cash dividends declared per share	$ 0.20	$ 0.20

Weighted-average number of shares outstanding - basic	5,118	5,211

Weighted-average number of shares outstanding - diluted	5,130	5,229

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Thousands of dollars, except share and per share data)	2017	2016
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 31,034	$ 30,737
Accounts receivable, less allowances of $3,276 ($3,210 in 2016)	70,513	63,415
Inventories - net	77,440	74,484
Prepaids	4,248	12,035
Other current assets	12,774	8,436
TOTAL CURRENT ASSETS	196,009	189,107

Property, plant and equipment - net	106,812	105,104
Other intangibles - net	10,504	10,475
Goodwill	16,145	15,769
Deferred income taxes	10,469	10,208
Other assets	10,601	10,274

TOTAL ASSETS	$ 350,540	$ 340,937

LIABILITIES AND SHAREHOLDERS' EQUITY

Trade accounts payable	$ 23,893	$ 21,978
Notes payable to banks	664	1,315
Current portion of long-term debt	1,448	1,448
Accrued compensation and amounts withheld from employees	10,465	10,040
Accrued expenses and other liabilities	19,420	20,674
TOTAL CURRENT LIABILITIES	55,890	55,455

Long-term debt, less current portion	45,319	42,943
Other noncurrent liabilities and deferred income taxes	19,198	18,996

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,118,088 and
5,117,753 issued and outstanding, as of March 31, 2017 and December 31, 2016	12,513	12,508
Common shares issued to rabbi trust, 297,408 and 297,281 shares at
March 31, 2017 and December 31, 2016, respectively	(12,069)	(12,054)
Deferred Compensation Liability	12,069	12,054
Paid-in capital	25,315	24,629
Retained earnings	303,877	303,415
Treasury shares, at cost, 1,138,277 and 1,136,443 shares at
March 31, 2017 and December 31, 2016, respectively	(59,747)	(59,640)
Accumulated other comprehensive loss	(51,825)	(57,369)
TOTAL SHAREHOLDERS' EQUITY	230,133	223,543

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 350,540	$ 340,937

CONTACT: Eric R. Graef, Preformed Line Products, (440) 473-9249